Exhibit 5.1

August 30, 2024

Inspirato Incorporated

1544 Wazee Street

Denver, Colorado 80202

Re:	Registration Statement on Form S-3 Relating to $50,000,000 Aggregate Offering Price of Securities

Ladies and Gentlemen:

We have acted as counsel to Inspirato Incorporated, a Delaware corporation (“Inspirato”), in connection with the registration by Inspirato pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of $50,000,000 aggregate offering price of securities comprised of (i) shares of Inspirato Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) shares of Inspirato preferred stock, par value $0.0001 per share (“Preferred Stock”), (iii) warrants to purchase any of the shares of Class A Common Stock or Preferred Stock (the “Warrants”), and (iv) units consisting of two or more securities or classes or series of securities, or that may be convertible into or exchangeable for, securities described in (i) through (iii) (the “Units”). The Class A Common Stock, Preferred Stock, Warrants, and Units are referred to collectively herein as the “Securities.”

The Warrants will be issued under one or more warrant agreements between Inspirato and a banking institution organized under the laws of the United States or one of the states thereof (each, a “Warrant Agreement”).

We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of Inspirato, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We have assumed for purposes of this opinion (i) the corporate or other power, authority and legal right of the banking institutions under the Warrant Agreements to execute, deliver and perform their obligations under the Warrant Agreement, that the performance of such obligations by any such banking institution will not violate its charter, by-laws or applicable organizational documents, and that the banking institution has the legal ability to exercise its respective purported powers in the State of Colorado, (ii) that the Warrant Agreements will have been duly authorized, executed and delivered by the banking institution at the time of issuance of the Warrants and will be the valid and binding obligation of the banking institution party thereto, enforceable against such institution in accordance with its terms, and (iii) that the aggregate number of shares of Inspirato which would be outstanding after the issuance or reservation for issuance of the Securities, and any other contemporaneously issued or reserved Class A Common Stock or Preferred Stock, together with the number of shares of Class A Common Stock and Preferred Stock previously issued and outstanding and the number of shares of Class A Common Stock and Preferred Stock previously reserved for issuance upon the conversion or exchange of other securities issued by Inspirato, does not exceed the number of then authorized shares of Class A Common Stock or Preferred Stock.

The opinions herein are limited to matters governed by the federal laws of the United States of America and the Delaware General Corporation Law, including the provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, and the applicable laws of the State of New York. Except as expressly stated above, we express no opinion with respect to the laws of any other jurisdiction or of any other law of the States of Delaware and New York.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when, as applicable:

1.	the Registration Statement and any amendments thereto have become effective under the Act and the effectiveness thereof has not been terminated, rescinded or revoked;

2.	the issuance of Warrants and approval of the final terms thereof have been duly authorized by appropriate corporate action by Inspirato, the related Warrant Agreement under which Warrants are to be delivered has been duly authorized, executed and delivered, and the Securities purchased on exercise of the Warrants have been reserved for issuance, and the performance of the Warrant Agreement will not violate the laws of any jurisdiction;

3.	the issuance of Units and approval of the final terms thereof have been duly authorized by appropriate corporate action by Inspirato, and the related agreements under which the securities comprising the Units are to be delivered, as applicable, have been duly authorized, executed and delivered;

4.	the issuance of the Class A Common Stock has been duly authorized by appropriate corporate action by Inspirato;

5.	the issuance of the Preferred Stock has been duly authorized by appropriate corporate action by Inspirato, and a Certificate of Designations for such Preferred Stock has been filed with the Secretary of State of Delaware; and

6.	a prospectus supplement describing the particular Securities to be offered and the method of distribution thereof has been filed with the Securities and Exchange Commission;

then, subject to the final terms being in compliance with then applicable law, (i) the Warrants will constitute valid and legally binding obligations of Inspirato, entitled to the benefits of and subject to the terms of the applicable Warrant Agreements, (ii) the Units will constitute valid and legally binding obligations of Inspirato, entitled to the benefits of and subject to the terms of the applicable agreements under which the Securities comprising the Units are to be delivered, and (iii) the Class A Common Stock and Preferred Stock will be legally issued, fully paid and non-assessable shares of Class A Common Stock and Preferred Stock, respectively, of Inspirato, provided that (A) the consideration therefor is not less than the par value thereof, and (B) the number of shares of Class A Common Stock or Preferred Stock being issued, as applicable, does not exceed the number of such shares then permitted to be issued under Inspirato’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.

Insofar as this opinion relates to the validity, binding effect or enforceability of any agreement or obligation of Inspirato, it is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

We are expressing no opinion as to any obligations that parties other than Inspirato may have under or in respect of the Securities covered by the Registration Statement or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus as the counsel who will pass upon the validity of the Securities. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP